CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-114417) and related Prospectus of Infocrossing, Inc. and subsidiaries for the registration of 3,979,500 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, as amended by the Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities Exchange Commission.

                                                /s/ERNST & YOUNG LLP

New York, New York
May 17, 2004